Exhibit 10.18

Execution Version

November 18, 2020

Dear Genesis Park Holdings,

This letter agreement sets forth the terms of the agreement among Genesis Park Holdings (the “Company”) and each of the undersigned entities party hereto (collectively, the “Subscriber”). The Company is the sponsor of Genesis Park Acquisition Corp. (the “SPAC”), a blank check company formed for the purpose of acquiring one or more businesses or entities (a “Business Combination”), which intends to register its securities under the Securities Act of 1933, as amended (the “Securities Act”), in connection with its initial public offering (“IPO”). Capitalized terms used not but defined herein shall have the meanings ascribed to such terms in that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of September 24, 2020 (the “LLC Agreement”).

Subscriber (i) commits to purchase a Membership Interest in the Company for an aggregate purchase price of $500.00 and (ii) hereby expresses an interest to purchase a number of units of the SPAC that are sold to the public in the IPO at a price per unit of $10.00 (such number of units purchased by Subscriber, the “Purchased Public Units” and the aggregate price paid, the “Total IPO Purchase Price”). In conjunction with such purchase of a Membership Interest, the LLC Agreement will reflect an allocation of a Founder Shares Percentage Interest as follows, subject to the other adjustments set forth in this letter agreement, (a) if Subscriber purchases less than 1,999,999 Purchased Public Units, a Founder Shares Percentage Interest of 0% (and Subscriber shall forfeit its Membership Interest in the Company and this letter agreement shall terminate); (b) if Subscriber purchases 1,999,999 Purchased Public Units, a Founder Shares Percentage Interest of 6% and (c) if Subscriber purchases 3,000,000 Purchased Public Units, a Founder Shares Percentage Interest of 8%, provided, however, that if Subscriber purchases between 1,999,999 and 3,000,000 Purchased Public Units, then Subscriber’s Membership Interest in the Company shall be adjusted ratably (e.g., for 2,500,000 Purchased Public Units, a Founder Shares Percentage Interest of 7%).

Notwithstanding the foregoing:

(a)

in the event the SPAC’s final registration statement in connection with its IPO provides for an offering of less than $200,000,000 of units (excluding the amount offered in connection with the underwriters’ overallotment option), the Subscriber’s Founder Shares Percentage Interest as calculated above shall be increased by a number of percentage points equal to 0.60 multiplied by: the product of (x) 100 and (y) the remainder of (i) the Total IPO Purchase Price, divided by the aggregate value of the units offered pursuant to the SPAC’s final registration statement in connection with its IPO (excluding the amount offered in connection with the underwriters’ overallotment option) (the “Registration Statement Offered Amount”); minus (ii) the quotient of (A) the Total IPO Purchase Price divided by (B) $200,000,000 (e.g., for a Total IPO Purchase Price of $20,000,000 and an amount offered of $100,000,000, the Subscriber’s Founder Shares Percentage Interest would be increased from 6% to 12%);

(b)

in the event the underwriters in connection with the IPO exercise their overallotment option, the Subscriber’s Founder Shares Percentage Interest as calculated above shall be decreased by a number of percentage points equal to 0.60 multiplied by: the product of (x) 100 and (y) the remainder of (i) the Total IPO Purchase Price, divided by the Registration Statement Offered Amount; minus (ii) the quotient of (A) the Total IPO Purchase Price, divided by (B) the sum of the Registration Statement Offered Amount and the aggregate value of the units offered in connection with the underwriters’ exercised overallotment option (e.g., for a Total IPO Purchase Price of $20,000,000, a Registration Offered Amount of $200,000,000 and an underwriter’s exercised overallotment option of $30,000,000, the Subscriber’s Founder Shares Percentage Interest would be decreased from 6% to approximately 5.217391%); and

(c)

in the event the Subscriber does not hold at least the Requisite Amount (as defined herein) of ordinary shares of the SPAC at the time of the SPAC’s initial business combination (as described in the SPAC’s registration statement), then Subscriber shall forfeit its Membership Interest in the Company and Subscriber’s Founder Share Percentage Interest shall be reduced to zero. The “Requisite Amount” of ordinary shares of the SPAC shall be equal to (x) 1,500,000 ordinary shares in the event the Purchased Public Units are 1,999,999 and (y) 2,000,000 ordinary shares in the event the Purchased Public Units are 3,000,000; provided, however, that if the Purchased Public Units are greater than 1,999,999 but less than 3,000,000, then the Requisite Amount shall be adjusted ratably (e.g., for Purchased Public Units of 2,500,000, a Requisite Amount of 1,750,000 ordinary shares).

Notwithstanding anything in the LLC Agreement to the contrary, this Agreement shall be deemed to modify the LLC Agreement, including the schedule of members, as between the Company and Subscriber to give effect to the provisions of this Agreement.

Subscriber will fund the purchase price of its Membership Interest in the Company on the date of this Agreement, provided that Subscriber will pay to the Company, or the Company will refund to Subscriber (as the case may be), any amount owed to the other party in order to account for any adjustments to Subscriber’s Founder Shares Percentage Interest calculated pursuant to the foregoing paragraphs. It shall be a condition precedent to the issuance by the Company of the Membership Interest to Subscriber that Subscriber execute the LLC Agreement in the form provided to Subscriber (as it may be modified by this Agreement). The Founder Shares do not participate in the trust fund (“Trust Fund”) established by the SPAC for the benefit of its public shareholders as described in the SPAC’s registration statement to be filed in connection with the IPO (“Registration Statement”) and, in the event the SPAC does not consummate an initial business combination, will expire worthless. The Company will retain voting and dispositive power over Subscriber’s Founder Shares until the consummation of the Business Combination, following which time the Company will distribute such securities to Subscriber (subject to the provisions of this Agreement and the LLC Agreement, and subject to applicable lock-up or escrow restrictions, as described below or pursuant to the terms of the business combination).

Subscriber agrees that, in consideration of the subscription for a Membership Interest as contemplated hereby, it does not have any right, title, interest or claim of any kind in or to any monies of the Trust Fund (“Claim”) and hereby waives any Claim it may have in the future against the Company and the SPAC and will not seek recourse against the Trust Fund for any reason whatsoever except in respect of its Purchased Public Units.

The Founder Shares allocated to Subscriber’s Membership Interest will be identical to the ordinary shares included in the units to be sold by the SPAC in the IPO, except that:

•	the Company has agreed to vote the Founder Shares in favor of any proposed business combination;

•

unless otherwise agreed with the underwriters of the IPO and as set forth in the SPAC’s registration statement, all Founder Shares will be subject to the lock-up provisions described in the Registration Statement, which lock-ups may extend beyond the distribution by the Company to Subscriber of its Founder Shares following the consummation of the business combination.

•	the Founder Shares will be subject to customary registration rights, which shall be described in the SPAC’s registration statement;

•

Subscriber will not participate in any liquidation distribution with respect to the Founder Shares (but will participate in liquidation distributions with respect to any ordinary shares of the SPAC purchased directly by Subscriber in the IPO (including the Purchased Public Units) or in the open market) if the SPAC fails to consummate a business combination; and

•

the Founder Shares will include any additional terms or restrictions as are customary in other similarly structured blank check company offerings or as may be reasonably required by the underwriters in the IPO in order to consummate the IPO, each of which will be set forth in the SPAC’s registration statement.

Subscriber acknowledges that, pursuant to the LLC Agreement, if at or prior to the SPAC’s initial business combination, the Company’s Manager deems it necessary for the Company to forfeit, transfer, exchange or amend the terms of all or any portion of the SPAC’s Founder Shares or Insider Warrants or to enter into any other arrangements with respect to the Founder Shares or Insider Warrants (including, without limitation, the transfer of Membership Interests of the Company representing an interest in any of the foregoing), in any case to facilitate the consummation of such initial business combination, including voting in favor of any amendment to the terms of the Founder Shares or Insider Warrants or the LLC Agreement (each, a “Change in Investment”), the Manager shall have the authority to enter into any such agreement or arrangement involving a Change in Investment, vote in favor of any proposal involving a Change in Investment or otherwise facilitate or take any action to affect or permit any Change in Investment, in each case without the consent of any other member of the Company or Subscriber.

Subscriber hereby represents and warrants that, as applicable:

(a)	it has been advised that the Membership Interest has not been registered under the Securities Act;

(b)	it is acquiring the Membership Interest for its own account for investment purposes only;

(c)	it has no present intention of selling or otherwise disposing of the Membership Interest in violation of the securities laws of the United States;

(d)	it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Securities Act;

(e)	it has, if required to do so, completed an IRS Form W-9 or Form W-8BEN (or similar form), as applicable;

(f)

it has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and the SPAC and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder;

(g)	it is familiar with the proposed business, management, financial condition and affairs of the Company and the SPAC;

(h)	it has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter; and

(i)	this letter constitutes its respective legal, valid and binding obligation, and is enforceable against it.

The Company represents that a true and correct copy of the LLC Agreement is attached as Exhibit A hereto. The LLC Agreement has been duly adopted by the Company and there have been no resolutions approved by the Company to alter the LLC Agreement.

The Company hereby covenants and agrees that after the date hereof, no agreement with any other person for the purchase of a Membership Interest in the Company in connection with an expression of an interest to purchase a number of units of the SPAC that are sold to the public in the IPO will include terms, rights or other benefits that are more favorable in the aggregate to such other person than the terms, rights and benefits in favor of Subscriber set forth herein and the Company will not waive any material obligation under the agreements with such other person unless, in any such case, Subscriber has been offered in writing the opportunity to concurrently receive the benefits of all (but not some only) of such terms, rights and benefits or waiver.

Subscriber shall have the right to review and approve (which approval shall not be unreasonably withheld, delayed or conditioned) any disclosure of the terms hereof in the registration statement of the SPAC relating to the IPO.

The Subscriber and the Company hereby agree that any Founder Shares Percentage Interest provided for herein may be adjusted by the Company such that the Founder Shares reflected thereby are rounded to the nearest whole share.

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Very truly yours,

[SUBSCRIBER]

By:
Name:
Title:

Accepted and Agreed:

GENESIS PARK HOLDINGS

By:	Genesis Park II LP, as Manager

By:	Genesis Park II GP LLC, its General Partner

By:
Name:
Title:

Exhibit A

LLC Agreement